Exhibit 99.1

[SPRINT LOGO]


        Sprint Reports Third Quarter Results


        o Raising 2004 outlook on stronger operating performance
        o Solid execution enhances financial strength and flexibility
        o Recognizes $3.5 billion pre-tax, non-cash Long Distance asset impairment charge


Overland Park, Kan. - Oct. 19, 2004:

Sprint (NYSE: FON) today announced strong third quarter results driven by double-digit customer, revenue and profit growth in Wireless and solid cash contributions from Local and Long Distance. For the quarter, fully diluted loss per share on a GAAP basis was $1.32 reflecting a $1.53 per share loss associated with the Long Distance asset impairment previously announced on Oct. 15, 2004. This compares to a 35 cent loss per share in the third quarter of 2003. Adjusted EPS*, which removes the effects of special items, was 24 cents per share compared to 19 cents per share in the same period a year ago, a 26% improvement. Special items are described in the next section of this release.

Consolidated net operating revenues increased 3% compared to a year ago and 1% sequentially. Sprint Consumer Solutions reported 4% sequential growth of revenues on strong wireless performance, Sprint Local Consumer Solutions reported a 1% sequential increase, and Sprint Business Solutions reported a 2% sequential decline as lower wireline revenues were partially offset by growth in wireless. Consolidated Adjusted EBITDA* in the quarter was $2.1 billion, a 1% increase from a year ago and a 2% increase sequentially. Consolidated Adjusted Operating Income* for the quarter increased 6% compared to the year-ago period, and 5.5% sequentially. Third quarter Free Cash Flow* totaled $439 million and year-to-date Free Cash Flow* was $1.4 billion.

Again this quarter, Wireless operations provided a strong balance of customer gains and top-line growth, improved profitability and continued network investment. Local operations reported strong DSL customer gains and produced solid financial performance given the challenges of an unprecedented number of major storms throughout its Southeast territory. These storms also added to expense levels in Wireless. Long Distance operating performance was solid under highly competitive conditions.

"Sprint continues to make strides on becoming the telecom services provider of choice, and our results in the third quarter reflect this progress," said Gary Forsee, Sprint chairman and chief executive officer. "Our steady execution has led to consistent improvements in revenues, profitability and cash generation, and we are on track to meet our net debt reduction targets. Our recent announcement to further align resources with customer demand will enable us to more fully leverage our portfolio of assets and capabilities as we increasingly distinguish Sprint as a one-stop shop for services."

In the third quarter, Sprint also continued its strategies of partnering, including the addition of several U.S. cable company agreements. In total, these agreements now allow Sprint's national network to deliver wireline services to nearly 20


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


million households passed by U.S. cable companies. Subscriber transitions to Sprint's network under the Qwest wireless MVNO agreement also ramped up significantly in the period.

Additionally, Sprint made solid progress on its financial strength and flexibility. Following another strong Free Cash Flow* performance and the inflow of $1.7 billion from the settlement of equity units, Sprint ended the quarter with $4 billion in cash. In the quarter, Sprint had early debt retirements of $516 million, and paid off more than $50 million of maturing debt. At the end of the period, Net Debt* stood at $13.4 billion, placing Sprint well within reach of its year-end goal.



Sprint Consolidated Highlights

Sprint Corporation
Selected Financial Data
(millions)                               Quarters
                                           Ended
                                   Sept 30,   Sept 30,  Percent
                                    2004        2003     Change

----------------------------------------------------------------


                                             (Restated)

Net operating revenues           $6,922       $6,714     3.1%

Operating income (loss)          (2,715)        (430)

Adjusted operating income*          844          793     6.4%

Adjusted income from
continuing operations*              350          272    28.7%

Loss from continuing operations  (1,910)        (496)

Discontinued operations               -           (1)

Net income (loss)               $(1,910)       ($497)

Capex                              $966         $854    13.1%

Free cash flow*                    $439         $436     0.7%


                                            Nine Months
                                               Ended
                                   Sept 30,   Sept 30,  Percent
                                    2004        2003     Change
----------------------------------------------------------------

                                           (Restated)

Net operating revenues          $20,498      $19,516     5.0%

Operating income (loss)          (1,273)         560

Adjusted operating income*        2,398        2,177    10.2%

Adjusted income from
continuing operations*              897          659    36.1%

Loss from continuing operations  (1,449)        (399)

Discontinued operations               -        1,321


Cumulative effect of change in
accounting principle, net             -          258

Net income (loss)               $(1,449)      $1,180

Capex                            $2,642       $2,333    13.2%

Free cash flow*                  $1,373       $1,749   (21.5%)


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


Consolidated third quarter net operating revenues were $6.9 billion compared to $6.7 billion last year. Consolidated Operating loss for the third quarter was $2.7 billion reflecting the $3.5 billion pre-tax, non-cash Long Distance asset impairment charge. The consolidated operating loss of $430 million in last year's third quarter includes the write-down of MMDS spectrum. Adjusted Operating Income* as a percentage of net operating revenues was consistent year-over-year. For the year-to-date period, pension-related costs and stock-based compensation costs totaled $288 million vs. $161 million in the year-ago period.

During the third quarter, Sprint identified a calculation error that had resulted, since 1999, in the overstatement of interest capitalized in connection with the construction of Wireless capital assets. While the effects of this calculation error were not material to any previously reported period, Sprint has corrected this calculation by restating previously


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


issued financial statements. Additionally, during the fourth quarter of 2003, Sprint recorded an adjustment related to an understatement of its long-term disability liability. While the impact on prior years' financial statements was fully disclosed and determined not to be material, Sprint has also restated its previously issued financial statements to apply this adjustment to the appropriate pre-2003 periods. The impacts of these restatements on prior period financial statements are summarized in Note 1 of the attached Notes to Press Release Statements.

Special Items
The difference between Sprint's reported operating income and Adjusted Operating Income* is the result of the following special items:
o    Asset  impairments  - In the  third  quarter  of 2004,  Sprint  recorded  a pre-tax, non-cash charge of $3.5 billion for the impairment of its Long Distance network assets. In the third quarter of 2003, a pre-tax, non-cash charge of $1.2 billion was recorded for the write-down of Sprint's MMDS spectrum.
o Restructuring - In 2004, pre-tax charges related to severance costs associated with Sprint's transformation initiatives and Web Hosting wind-down were $19 million for the third quarter and $145 million for the year-to-date period. In 2003, pre-tax charges primarily related to the Web Hosting wind-down were $358 million through the third quarter.
o Bankruptcy settlement - Sprint recorded a pre-tax benefit of $14 million in the second quarter of 2004 as a result of the final payment of a bankruptcy settlement reached with MCI (WorldCom).
o Executive separation agreements - In the second quarter of 2003, a $36 million pre-tax charge associated with executive separation agreements was recorded.

The difference between Sprint's reported income from continuing operations and Adjusted income from continuing operations* includes the impacts of the following additional special items:
o Early retirement of debt - In 2004, a pre-tax charge of $41 million was recorded in the third quarter and $29 million was recorded in the second quarter related to the early retirement of $516 million of senior notes and $750 million of equity unit notes, respectively. These charges consisted of premiums paid and the recognition of deferred debt costs. In 2003, a pre-tax charge of $19 million was recorded in the first quarter and $2 million was recorded in the third quarter related to the early retirement of approximately $1.2 billion of long-term debt.
o Shareholder litigation charge - A pre-tax charge of $50 million was recorded in the first quarter of 2003 for a shareholder litigation settlement. This charge was partially offset by $17 million in insurance proceeds received in the third quarter of 2003.

Finally, Sprint reported two items in the statement of operations below the continuing operations line in the first quarter of 2003:
o Discontinued operation - Reflects the operational activity and gain on sale of Sprint's directory publishing business.
o Cumulative effect of a change in accounting principle - Reflects a pre-tax gain of $420 million recorded upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.




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



Wireless
----------------------------------------------------------------
Wireless
Selected Financial Data
(millions)                                 Quarters Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------
                                             (Restated)

Net operating revenues
 Service                           $3,244       $2,900    11.9%
 Equipment                            350          340     2.9%
 Wholesale, affiliate and other       166          100    66.0%
Net operating revenues              3,760        3,340    12.6%

Operating expenses
 Cost of services & products        1,768        1,628     8.6%
 Selling, general & adminsitrative    908          789    15.1%
 Depreciation                         630          620     1.6%
 Restructuring & asset
 impairments                            3            -

Total operating expenses            3,309        3,037     9.0%

Operating income                     $451         $303    48.8%

Capex                                $603         $485    24.3%


                                          Nine Months Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------
                                             (Restated)

Net operating revenues
 Service                           $9,285       $8,309    11.7%
 Equipment                          1,115          845    32.0%
 Wholesale, affiliate and other       411          229    79.5%
Net operating revenues             10,811        9,383    15.2%

Operating expenses
 Cost of services & products        5,245        4,597    14.1%
 Selling, general & administrative  2,487        2,217    12.2%
 Depreciation                       1,914        1,829     4.6%
 Restructuring & asset
 impairments                           19           10    90.0%

Total operating expenses            9,665        8,653    11.7%

Operating income                   $1,146         $730    57.0%

Capex                              $1,670       $1,192    40.1%


----------------------------------------------------------------


o Third quarter net subscriber additions include 429,000 through direct channels, 422,000 from wholesale partners and 101,000 through affiliates. At the end of the period, there were 23.2 million wireless subscribers, consisting of 17.3 million direct, 3.1 million from affiliates and 2.8 million wholesale.
o Direct gross additions were approximately 1.8 million in the quarter, a 26% year-over-year increase.
o Third quarter net operating revenues increased 13% compared to the year-ago period and increased 4% sequentially.
o Third quarter Adjusted Operating Income* was up 50% from the year-ago period and 7% sequentially.
o Adjusted EBITDA* was $1.08 billion, an increase of 17% from the third quarter of 2003 and 2% from the second quarter of 2004.
o Average monthly service revenue per user (ARPU)* was $63 in the third quarter and in the year-ago period, and $62 in the second quarter of 2004.
o During the quarter, average subscriber usage was just under 17 hours per month.
o Subscriber churn was a little less than 2.7% in the third quarter, which was in line with the year-ago period, and compares to a rate of slightly more than 2.3% in the second quarter of 2004. Sequentially, voluntary churn was flat while involuntary churn increased consistent with past seasonal patterns.

At the end of the period, there were nearly 7.3 million Sprint PCS data subscribers, including 5.6 million Sprint PCS Vision(sm) subscribers. For the full quarter, data contributed 8% to overall ARPU*.

In addition to a strong ARPU* and growth in the direct subscriber base, revenues in the quarter were aided by a growing contribution from wholesale and affiliate partners. Quarterly wholesale revenues reached the $100 million mark and were up 70% sequentially.

Total third quarter operating expenses increased 9% compared to the year-ago period. The increases primarily were due to higher spending on sales and distribution associated with higher gross additions, including the addition of new PCS stores. Additionally in the quarter, cost of services and products includes incremental storm- related costs of $14 million, while selling, general and administrative expenses include a $26 million adjustment resulting from an updated analysis of cell site acquisition and development.


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



Local
----------------------------------------------------------------
Local
Selected Financial Data
(millions)                                 Quarters Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------

Net operating revenues
  Voice                             $1,105      $1,152     (4.1%)
  Data                                 214         187     14.4%
  Other                                177         188     (5.9%)
Net operating revenues               1,496       1,527     (2.0%)

Operating expenses
  Cost of services & products          499         491      1.6%
  Selling, general & administrative    311         304      2.3%
  Depreciation                         272         269      1.1%
  Restructuring & asset impairments      3          -

Total operating expenses             1,085       1,064      2.0%

Operating income                      $411        $463    (11.2%)

Capex                                 $257        $269     (4.5%)


                                          Nine Months Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------

Net operating revenues
  Voice                             $3,388      $3,500     (3.2%)
  Data                                 614         536     14.6%
  Other                                510         549     (7.1%)
Net operating revenues               4,512       4,585     (1.6%)

Operating expenses
  Cost of services & products        1,412       1,467     (3.7%)
  Selling, general & administrative    967         935      3.4%
  Depreciation                         811         805      0.7%
  Restructuring & asset impairments     20          -

Total operating expenses             3,210       3,207      0.1%

Operating income                    $1,302      $1,378     (5.5%)

Capex                                 $713        $839    (15.0%)

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


o Third quarter revenues were $1.50 billion, a 2% decline from $1.53 billion in the year-ago period. Third quarter revenues were down 1% sequentially.
o Adjusted EBITDA* was $686 million for the quarter compared to $732 million in the year-ago period and $718 million in the second quarter of 2004.
o Adjusted Operating Income* of $414 million for the third quarter compares to $463 million in the third quarter of 2003 and $447 million in the second quarter of 2004.
o Local added a record 49,000 new DSL lines in service in the quarter and ended the period with a base of 432,000 lines in service.
o Total access lines in service declined 2.7% from the year-ago period compared with a 2.4% annual rate of decline in the second quarter.

In the quarter, growth in data services partially offset pressures on voice revenues due to lower access lines in service, reduced regulatory cost recoveries, and the impact of an unfavorable recent FCC ruling that reduced revenues by $14 million. This ruling applied to earnings under interstate price cap rules in effect a decade ago.

Access lines continue to be negatively impacted by wireless substitution and competition from cable providers. Hurricane-related disconnects also contributed to third quarter losses.

The 14% year-over-year growth in data was driven by a gain of 168,000 DSL lines in service over the past 12 months. The gain in DSL lines compares with a net loss of 217,000 voice access lines in the same 12-month period.

In the quarter, Local expanded marketing of satellite video services provided through EchoStar. At the end of the quarter, Local had 13,000 video subscribers. Penetration of wireless also increased, driven in part by the integrated wireless and wireline service offering Sprint Home and On the Go (sm).

Total third quarter operating expenses increased $21 million compared to the year-ago period and $20 million sequentially. In the current quarter, operating expenses include approximately $30 million of incremental storm-related costs.


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



Long Distance
----------------------------------------------------------------
Long Distance
Selected Financial Data
(millions)                                 Quarters Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------

Net operating revenues
  Voice                             $1,131      $1,243     (9.0%)
  Data                                 427         463     (7.8%)
  Internet                             180         233    (22.7%)
  Other                                 70          38     84.2%
Net operating revenues               1,808       1,977     (8.5%)

Operating expenses
  Cost of services & products        1,085       1,061      2.3%
  Selling, general & administrative    421         526    (20.0%)
  Depreciation                         319         352     (9.4%)
  Restructuring & asset impairments  3,553       1,223

Total operating expenses             5,378       3,162     70.1%

Operating loss                     $(3,570)    $(1,185)

Capex                                  $71         $75     (5.3%)



                                          Nine Months Ended
                                     Sept 30,   Sept 30,  Percent
                                      2004        2003     Change
----------------------------------------------------------------

Net operating revenues
  Voice                            $3,481      $3,780      (7.9%)
  Data                              1,317       1,391      (5.3%)
  Internet                            617         721     (14.4%)
  Other                               178         136      30.9%
Net operating revenues              5,593       6,028      (7.2%)

Operating expenses
  Cost of services & products       3,233       3,231       0.1%
  Selling, general & administrative 1,452       1,664     (12.7%)
  Depreciation                        960       1,076     (10.8%)
  Restructuring & asset impairments 3,646       1,571

Total operating expenses            9,291       7,542      23.2%

Operating loss                    $(3,698)    $(1,514)

Capex                                $191        $230     (17.0%)

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

o Net operating revenues declined by 8.5% to $1.81 billion from $1.98 billion in the year-ago period and declined 3.5% sequentially.
o Adjusted EBITDA* of $302 million in the quarter compared to $390 million in the third quarter of 2003 and $255 million in the second quarter of 2004.
o The Adjusted Operating Loss* was $17 million for the third quarter compared to income of $38 million in the year-ago period and a loss of $66 million in the second quarter of 2004.
o Restructuring and asset impairment expenses of $3.6 billion are primarily related to the impairment of the Long Distance network assets.

In the quarter, overall revenues continued to be impacted by the effects of lower market pricing, product substitution and competitive conditions. Long Distance revenues were also impacted by the previously reported expiration of a major Dial IP contract that reduced reported revenues by nearly 2%. Revenue comparisons benefited by about 1% due to a tariff change on certain access-related surcharges and costs that, beginning in the quarter, were recorded as revenue vs. being recorded against related cost. This change had no impact on Adjusted EBITDA* or reported Adjusted Operating Income*.

Compared to the year-ago period, consumer voice revenues declined 17% while business voice revenues, including wholesale and affiliates, declined by 7%. The decline in consumer is mainly driven by lower volumes while the business decline is primarily due to lower pricing.

Frame Relay and Private Line services declined at a high-single digit rate compared to the year-ago period while ATM revenues were flat. Dedicated IP revenues increased at a mid-single digit rate but this was not sufficient to offset declining Dial IP services and the impact from the exit of the Web Hosting business in 2003.

The year-over-year increase in operating expenses is driven by the Long Distance network asset impairment of $3.5 billion. Third quarter selling, general and administrative expenses declined 20% year-over-year and 13% year to date due to lower selling costs, reduced headcount and lower bad debt expense. In the quarter, bad debt expense was a little under 1% of revenues vs. 3% in the second quarter, which was impacted by higher bad debt in the wholesale market.

As a result of the impairment of the network assets, Long Distance will report a substantially reduced depreciation expense beginning in the fourth quarter of 2004. It is currently estimated that this expense will be reduced by approximately 60%, or $190 million, in the fourth quarter.


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


Forward-looking Guidance

Revenue
Sprint now expects full year revenue growth in 2004 of 4-5% vs. previous guidance of 3-4%. Wireless is expected to produce solid double-digit growth while Local is expected to report a low single-digit decline and Long Distance is expected to report a high single-digit decline.

Adjusted EBITDA*
Sprint now expects full year Adjusted EBITDA to trend toward the upper end of prior guidance that called for a range of $8.1 to $8.2 billion. Wireless is expected to produce nearly $4.2 billion, Local is forecasted to contribute a little less than $2.9 billion, and Long Distance is forecasted at around $1.15 billion.

Adjusted Operating Income*
Excluding the benefit of lower fourth quarter Long Distance depreciation, full year 2004 consolidated Adjusted Operating Income* is expected to be $3.2 to $3.3 billion vs. previous guidance of $3.1 to $3.2 billion. After taking into account the lower Long Distance depreciation expense beginning in the fourth quarter, full year Adjusted Operating Income* is expected to be $3.4 to $3.5 billion.

Adjusted EPS*
The lower Long Distance depreciation expense is expected to add approximately 8 cents to fourth quarter earnings per share. Excluding this impact, Sprint expects full year Adjusted EPS* to be in a range of 84 cents to 86 cents vs. our prior forecast of 74 to 78 cents. After taking into account the lower fourth quarter Long Distance depreciation expense, guidance calls for a full-year 2004 range of 92 cents to 94 cents.

Free Cash Flow* and Capital Expenditures
Sprint now expects full year Free Cash Flow* of approximately $1.8 to $1.9 billion vs. our prior estimate of $1.8 billion. Sprint continues to forecast overall capital spending of around $4 billion. Sprint continues to expect Wireless capital investment of approximately $2.5 billion. Local is expected to require a little over $1 billion, and Long Distance is forecasted to invest approximately $300 million.

*Financial  Measures
Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures. The financial measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted income (loss) from continuing operations is defined as income or loss from continuing operations plus special items, net of tax. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted earnings per share (EPS) or Adjusted loss per share is defined as diluted earnings (loss) per share from continuing operations plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted EBITDA is defined as operating income plus depreciation and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt, investment in debt securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows.


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


ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per-user basis. This is a measure which uses GAAP as the basis for calculation.

Conference Call and Webcast Information
Sprint management will provide an overview of the company's performance and participate in an interactive Q&A via conference call on Tuesday, Oct. 19, 2004, beginning at 7 a.m. CDT. Call-in numbers are 866-215-1938 (toll free) and 816-650-0742 (international). Please plan on gaining access 10 minutes prior to the start of the call.

A simultaneous webcast will be available at www.sprint.com/sprint/ir/ai/web.html and will be available for replay through Nov. 2, 2004.

A continuous replay of the call will be available through Nov. 2, 2004, and can be accessed by dialing 888-775-8696 (toll free) or 402-220-1326 (international).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:
This news release includes "forward-looking statements" within the meaning of the securities laws. The statements in this news release regarding the business outlook and expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate,"
"project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o the effects of vigorous competition and the overall demand for Sprint's service offerings in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets;

o adverse change in the ratings afforded our debt securities by ratings agencies;

o    the ability of Wireless to continue to grow and improve profitability;

o    the ability of Local and Long Distance to maintain cash flow generation;

o the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

o the uncertainties related to bankruptcies affecting the telecommunications industry;

o the impact of financial difficulties of third-party affiliates on Wireless network coverage;

o the uncertainties related to Sprint's investments in networks, systems and other businesses;

o the uncertainties related to the implementation of Sprint's business strategies, including our initiative to realign services to enhance the focus on business and consumer customers;

o the impact of new, emerging and competing technologies on Sprint's business;

o    unexpected results of litigation filed against Sprint;

o the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission (SEC).

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release or unforeseen events. Unless specifically discussed in this release, no forward-looking statements made by Sprint before the date of this release should be deemed to be reiterated, confirmed or updated by any statement in this release. Sprint provides a detailed discussion of risk factors in various SEC filings, including its 2003 Form 10-K, and you are encouraged to review these filings.

About Sprint

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.



For further information, contact
Corporate Communications:

-     Media Relations:
      Scott Stoffel
      913-794-3603
      scott.e.stoffel@mail.sprint.com

-     Investor Relations:
      Kurt Fawkes
      913-794-1126
      Investorrelation.sprintcom@mail.sprint.com



                                                             Sprint Corporation
                                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                                     (millions, except per share data)


                                                                         Quarter-to-Date                    Year-to-Date
                                                                  ---------------------------------------------------------------
-------------------------------------------------------------
Periods Ended September 30,                                        2004              2003              2004             2003
-------------------------------------------------------------    -------------------------------    -----------------------------
                                                                           (Restated) (1)                      (Restated) (1)

Net Operating Revenues                                             $ 6,922           $ 6,714           $ 20,498         $ 19,516
-------------------------------------------------------------    -------------------------------    -----------------------------
Operating Expenses
  Costs of services and products                                     3,190             3,034              9,415            8,766
  Selling, general and administrative (2)                            1,666             1,644              4,984            4,894
  Depreciation and amortization                                      1,222             1,243              3,687            3,715
  Restructuring and asset impairments (3)                            3,559             1,223              3,685            1,581
-------------------------------------------------------------    -------------------------------    -----------------------------
  Total operating expenses                                           9,637             7,144             21,771           18,956
-------------------------------------------------------------    -------------------------------    -----------------------------
Operating Income (Loss)                                             (2,715)             (430)            (1,273)             560
Interest expense                                                      (305)             (341)              (947)          (1,071)
Premium on early retirement of debt (4)                                (38)               (2)               (58)             (21)
Other income (expense), net (4), (5)                                    13                 4                (17)             (78)
-------------------------------------------------------------    -------------------------------    -----------------------------
Loss from continuing operations before income taxes                 (3,045)             (769)            (2,295)            (610)
Income tax benefit                                                   1,135               273                846              211
-------------------------------------------------------------    -------------------------------    -----------------------------
Loss from Continuing Operations                                     (1,910)             (496)            (1,449)            (399)
Discontinued operation, net (6)                                          -                (1)                 -            1,321
Cumulative effect of change in accounting principle, net (7)             -                 -                  -              258
-------------------------------------------------------------    -------------------------------    -----------------------------
Net Income (Loss)                                                   (1,910)             (497)            (1,449)           1,180
Earnings allocated to participating securities (8)                      (3)                -                 (9)               -
Preferred stock dividends paid                                          (2)               (2)                (5)              (5)
-------------------------------------------------------------    -------------------------------    -----------------------------
                                                                 -------------------------------    -----------------------------
Earnings Applicable to Common Stock                               $ (1,915)           $ (499)        $   (1,463)       $   1,175
                                                                 -------------------------------    -----------------------------

Diluted Earnings (Loss) per Common Share (9), (10)
  Continuing operations                                         $    (1.32)        $   (0.35)        $    (1.02)       $   (0.29)
  Discontinued operation                                                 -                 -                  -             0.93
  Cumulative effect of change in accounting principle, net               -                 -                  -             0.18
-------------------------------------------------------------    -------------------------------    -----------------------------
                                                                 -------------------------------    -----------------------------
  Total                                                         $    (1.32)        $   (0.35)        $    (1.02)       $    0.83
                                                                 -------------------------------    -----------------------------

Diluted weighted average common shares (10), (11)                  1,450.6           1,419.6            1,433.8          1,413.1
                                                                 -------------------------------    -----------------------------
Basic Earnings (Loss) per Common Share (10)                     $    (1.32)        $   (0.35)        $    (1.02)       $    0.83
                                                                 -------------------------------    -----------------------------

 See accompanying Notes to Press Release Statements.




                                                               Sprint Corporation
                                                           CONSOLIDATED BALANCE SHEETS
                                                                   (millions)

                                                                  ----------------------------------------------
                                                                     September 30,               December 31,
                                                                         2004                        2003
                                                                  ----------------------------------------------
Assets                                                                                            (Restated) (1)
  Current assets
    Cash and equivalents                                              $    4,016                    $  2,424
    Accounts receivable, net                                               3,207                       2,876
    Inventories                                                              691                         582
    Deferred tax asset                                                        20                          26
    Prepaid expenses and other                                               694                         703
-----------------------------------------------------------------------------------------------------------------
    Total current assets                                                   8,628                       6,611

  Net property, plant and equipment                                       22,359                      27,101

  Net intangible assets                                                    7,848                       7,815

  Other                                                                      944                       1,148
-----------------------------------------------------------------------------------------------------------------

  Total                                                               $   39,779                    $ 42,675
                                                                  -----------------------------------------------

Liabilities and Shareholders' Equity
  Current liabilities
    Current maturities of long-term debt                              $    1,414                    $    594
    Accounts payable and accrued interconnection costs                     2,621                       2,700
    Accrued restructuring costs                                              160                         117
    Other                                                                  2,798                       3,065
------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                              6,993                       6,476

  Noncurrent liabilities
    Long-term debt and capital lease obligations                          16,038                      16,841
    Equity unit notes                                                          -                       1,725
    Deferred income taxes                                                    857                       1,725
    Other                                                                  2,467                       2,548
-------------------------------------------------------------------------------------------------------------------
    Total noncurrent liabilities                                          19,362                      22,839


  Redeemable preferred stock                                                 247                         247

  Common stock and other shareholders' equity
    Common stock                                                           2,941                       2,844
    Other shareholders' equity                                            10,236                      10,269
-------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                13,177                      13,113
-------------------------------------------------------------------------------------------------------------------

Total                                                                $    39,779                    $ 42,675
                                                                  -------------------------------------------------

 See accompanying Notes to Press Release Statements.






                                                Sprint Corporation
                                 CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                    (millions)



---------------------------------------------------------------------------------------------------------------------------------
Year-to-Date September 30,                                               2004                     2003
---------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Restated) (1)
Operating Activities
    Net income (loss)                                                    $ (1,449)               $ 1,180
    Discontinued operation, net                                                 -                 (1,321)
    Cumulative effect of change in accounting principle, net                    -                   (258)
    Depreciation and amortization                                           3,687                  3,715
    Deferred income taxes                                                    (879)                   442
    Losses on write-down of assets                                          3,540                  1,568
    Changes in assets and liabilities                                        (624)                (1,156)
    Other, net                                                                251                    190
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations          4,526                  4,360
---------------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                   (2,642)                (2,333)
    Investments in affiliates, net                                            (10)                   (16)
    Investments in debt securities, net                                       116                    (91)
    Other, net                                                                (16)                    81

---------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations             (2,552)                (2,359)
---------------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                    (1,685)                (2,342)
    Dividends paid                                                           (485)                  (343)
    Proceeds from common stock issued                                       1,802                      6
    Other, net                                                                (14)                    14

---------------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities of continuing operations               (382)                (2,665)
---------------------------------------------------------------------------------------------------------------------------------

Cash from discontinued operations                                               -                  2,230
---------------------------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                              1,592                  1,566

Cash and equivalents at beginning of period                                 2,424                  1,035
---------------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                     $ 4,016                $ 2,601
                                                                          -------------------------------------------------------


 See accompanying Notes to Press Release Statements.



                                           Sprint Corporation
                                   NOTES TO PRESS RELEASE STATEMENTS




(1) Prior period results have been restated to reflect the adjustment required to correct a calculation error identified in the 2004 third quarter that had resulted, since 1999, in the overstatement of interest capitalized during the construction of Wireless capital assets, with a corresponding understatement of interest expense. The error subsequently resulted in an overstatement of depreciation expense after the associated capital assets were placed in service. Additionally, during the fourth quarter of 2003, Sprint recorded an adjustment related to an understatement of its long-term disability liability. Prior period results have also been restated to apply this adjustment to the appropriate pre-2003 periods.

     Sprint will file amendments to its filings with the Securities and Exchange Commission to reflect the impact of the restatement on its previously issued audited annual and unaudited interim financial statements and related disclosures.

     The impacts of these restatements were not material for any previously reported periods. The impacts of these restatements are summarized below (in millions, except per share information):



                                                                                Increase/(Decrease)
                                                  -------------------------------------------------------------------------------
                                                                           Income from                             Diluted
                                                       Operating           Continuing            Net           Earnings Per
     Statement of Operations:                           Income             Operations           Income             Share
                                                  -------------------------------------------------------------------------------

     Year Ending December 31, 2004
         First quarter                                $     10            $        3           $      3         $     0.01
         Second quarter                                     11                     3                  3                  -

     Year Ended December 31, 2003
         First quarter                                       8                     2                  2                  -
         Second quarter                                      8                     -                  -                  -
         Third quarter                                       8                     1                  1                  -
         Fourth quarter                                    122                    72                 72               0.05
                                                    ----------------------------------------------------------------------------
           Total 2003                                      146                    75                 75               0.06
                                                    ----------------------------------------------------------------------------

     Year Ended December 31, 2002                           (4)                  (20)               (20)             (0.01)

     Year Ended December 31, 2001                           (9)                  (46)               (46)             (0.03)


                                                                                 Increase/(Decrease)
                                                    -----------------------------------------------------------------------------
                                                       Net Property,        Postretirement        Deferred            Total
                                                       Plant and          and Other Benefit      Income Tax        Shareholders'
     Balance Sheet:                                    Equipment            Obligations           Liability           Equity
                                                    -----------------------------------------------------------------------------

     As of December 31, 2003                          $   (175)           $        -          $       (64)        $   (111)

     As of December 31, 2002                              (180)                  114                 (108)            (186)


                                                                                                     Increase/(Decrease)
                                                                                              -----------------------------------
                                                                                                Net Cash
                                                                                               Provided by          Capital
     Statement of Cash Flows:                                                                  Operations         Expenditures
                                                                                              ----------------------------------

     Six Months Ended June 30, 2004                                                           $       (12)        $    (12)

     Nine Months Ended September 30, 2003                                                             (19)             (19)

     Year Ended December 31, 2003                                                                     (27)             (27)

     Year Ended December 31, 2002                                                                     (28)             (28)

     Year Ended December 31, 2001                                                                     (64)             (64)


                               Sprint Corporation
                  NOTES TO PRESS RELEASE STATEMENTS (continued)



(2) In the 2004 second quarter, Sprint recognized a $14 million pre-tax benefit to bad debt expense as a result of the final payment of the settlement of claims with MCI (WorldCom) that previously had been fully reserved. This settlement reduced loss from continuing operations by $9 million.

     In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This includes a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. This charge increased loss from continuing operations by $22 million.

(3) In the 2004 third quarter, Sprint recorded restructuring and asset impairment charges of $3.56 billion, which increased loss from continuing operations by $2.24 billion. The impairment of Sprint's long distance network assets, which was determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the
     Impairment or Disposal of Long-Lived Assets, resulted in a pre-tax, non-cash charge of $3.54 billion. This charge was the result of the analysis of long distance business trends and projections that considered current industry and competitive conditions, recent regulatory rulings, evolving technologies and the company's strategy to expand its position as a leader in the development and delivery of customer solutions requiring transparent wireless and wireline connectivity. This charge reduced the net book value of Sprint's long distance property, plant and equipment by about 60%, to $2.3 billion at September 30, 2004. Restructuring charges related to Sprint's transformation initiatives and the termination of the Web Hosting business aggregated $19 million in the quarter.

     In the 2004 year-to-date period, Sprint recorded $3.69 billion in restructuring charges and asset impairments, which increased loss from continuing operations by $2.31 billion. In addition to the 2004 third quarter charges noted above, Sprint recorded $126 million of restructuring charges associated with Sprint's transformation initiatives and the termination of the Web Hosting business.

     In the 2003 third quarter, Sprint's ongoing evaluation of business use for its MMDS spectrum resulted in a decision to end pursuit of a residential fixed wireless strategy. This decision required a revaluation of the fair value of the asset, resulting in a pre-tax, non-cash charge of $1.22 billion, reducing the carrying value to $300 million. This charge increased Sprint's loss from continuing operations by $778 million.

     In the 2003 year-to-date period, Sprint recorded restructuring and asset impairments aggregating $1.58 billion, which increased loss from continuing operations by $1.00 billion. In addition to the 2003 third quarter charge noted above, Sprint recorded restructuring and asset impairments of $358 million associated with the termination of the Web Hosting business and a software development project.

(4) In the 2004 third quarter, Sprint recorded a $38 million charge reflecting premiums paid for the early retirement of $516 million of senior notes. In connection with this retirement, Sprint recognized $3 million of deferred debt costs and other fees in Other income (expense), net. These charges increased loss from continuing operations by $25 million.

     In the 2004 second quarter, Sprint recorded a $20 million charge reflecting premiums paid for the early retirement of $750 million of equity unit notes. In connection with this retirement, Sprint recognized $9 million of deferred debt costs in Other income (expense), net. These charges increased loss from continuing operations by $18 million.

     In the 2003 third quarter, Sprint recorded a $2 million charge reflecting premiums paid on the early retirement of local division debt. This charge increased loss from continuing operations by $1 million.

     In the 2003 first quarter, Sprint recorded a $19 million charge related to the debt tender offer of approximately $1.1 billion of long term debt. This charge increased loss from continuing operations by $12 million.

(5) In the 2003 first quarter, Sprint recorded a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. In the 2003 third quarter, Sprint recorded $17 million from an insurance settlement related to this action. For the nine months ended September 30, 2003, these charges increased loss from continuing operations by $21 million.

(6) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley.

(7) Sprint adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, Sprint recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax.

(8) EITF 03-6, Participating Securities and the Two Class Method under SFAS No. 128, Earnings Per Share, requires that rights of securities to participate in the earnings of an enterprise must be reflected in the reporting of earnings per share. Sprint's equity unit securities, traded as SDE prior to maturity in the 2004 third quarter, qualified as "participating securities." The proportionate share of 2004 third quarter and year-to-date earnings attributable to these securities is being excluded from the earnings available to common shareholders.

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these consolidated statements of operations. Earnings per share data may not add due to rounding.

(10) On April 23, 2004 Sprint recombined its two tracking stocks. Each share of PCS common stock automatically converted into 0.5 shares of FON common stock. All per share amounts have been restated to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.5). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, ESPP, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(11) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding.


                                                               Sprint Corporation
                                                  RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                                                     (millions)


                                              -----------------------------------------------------------------------------------
Quarter-to-date September 30, 2004
                                                                                                   Long             Other &
                                              Consolidated       Wireless          Local         Distance         Eliminations
                                             ------------------------------------------------------------------------------------

Operating income (loss)                       $     (2,715)       $      451       $    411      $    (3,570)      $         (7)
    Special items                                    3,559                 3              3            3,553                  -
                                             ------------------------------------------------------------------------------------
Adjusted operating income (loss)*                      844               454            414              (17)                (7)
    Depreciation and amortization                    1,222               630            272              319                  1
                                             ------------------------------------------------------------------------------------
Adjusted EBITDA*                                     2,066        $    1,084       $    686      $       302       $         (6)
                                                               ------------------------------------------------------------------
    Adjust for special items                        (3,559)
    Other operating activities, net (1)              3,085
                                             -----------------
Cash provided by operating activities-GAAP           1,592
    Capital expenditures                              (966)
    Dividends paid                                    (190)
    Investments in affiliates, net                      (5)
    Other investing activities, net                      8
                                             -----------------
Free Cash Flow*                                        439
    Decrease in debt, net                             (573)
    Investments in debt securities, net                 37
    Proceeds from common stock issued                1,757
    Other financing activities, net                    (22)
                                             -----------------

Change in cash and equivalents - GAAP              $ 1,638
                                             -----------------


                                             ------------------------------------------------------------------------------------
Quarter-to-date September 30, 2003
(Restated) (2)
                                                                                                   Long             Other &
                                              Consolidated       Wireless          Local         Distance         Eliminations
                                             ------------------------------------------------------------------------------------

Operating income (loss)                       $       (430)       $      303       $    463      $    (1,185)      $       (11)
    Special items                                    1,223                 -              -            1,223                -
                                             ------------------------------------------------------------------------------------
Adjusted operating income (loss)*                      793               303            463               38               (11)
    Depreciation and amortization                    1,243               620            269              352                 2
                                             ------------------------------------------------------------------------------------
Adjusted EBITDA*                                     2,036        $      923       $    732      $       390       $        (9)
                                                               ------------------------------------------------------------------
    Adjust for special items                        (1,223)
    Other operating activities, net (1)                592
                                             -----------------
Cash provided by operating activities-GAAP           1,405
    Capital expenditures                              (854)
    Dividends paid                                    (115)
    Other investing activities, net                      -
                                             -----------------
Free Cash Flow*                                        436
    Discontinued operation                              (1)
    Decrease in debt, net                             (483)
    Investments in debt securities                     (91)
    Other financing activities, net                      1
                                             -----------------
                                             -----------------
Change in cash and equivalents - GAAP         $       (138)
                                             -----------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

(2) See note 1 of Notes to Press Release Statements.




                                                               Sprint Corporation
                                                  RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                                                     (millions)


                                              -----------------------------------------------------------------------------------
Year-to-date September 30, 2004
                                                                                                   Long             Other &
                                              Consolidated       Wireless          Local         Distance         Eliminations
                                              -----------------------------------------------------------------------------------
                                              -----------------------------------------------------------------------------------

Operating income (loss)                       $    (1,273)        $   1,146       $   1,302      $   (3,698)       $    (23)
    Special items                                   3,671                14              19           3,638               -
                                              -----------------------------------------------------------------------------------
Adjusted operating income (loss)*                   2,398             1,160           1,321             (60)             (23)
    Depreciation and amortization                   3,687             1,914             811             960                2
                                              -----------------------------------------------------------------------------------
Adjusted EBITDA*                                    6,085         $   3,074       $   2,132      $      900         $    (21)
                                                               ------------------------------------------------------------------
    Adjust for special items                       (3,671)
    Other operating activities, net (1)             2,112
                                              -----------------
Cash provided by operating activities-GAAP          4,526
    Capital expenditures                           (2,642)
    Dividends paid                                   (485)
    Investments in affiliates, net                    (10)
    Other investing activities, net                   (16)
                                              -----------------
Free Cash Flow*                                     1,373
    Decrease in debt, net                          (1,685)
    Investments in debt securities, net               116
    Proceeds from common stock issued               1,802
    Other financing activities, net                   (14)
                                             ------------------
Change in cash and equivalents - GAAP        $      1,592
                                             ------------------


                                             ------------------------------------------------------------------------------------
Year-to-date September 30, 2003
(Restated) (2)
                                                                                                    Long             Other &
                                              Consolidated       Wireless          Local         Distance         Eliminations
                                             ------------------------------------------------------------------------------------

Operating income (loss)                      $        560        $      730       $   1,378     $    (1,514)       $      (34)
    Special items                                   1,617                29               8           1,580                -
                                             ------------------------------------------------------------------------------------
Adjusted operating income (loss)*                   2,177               759           1,386              66               (34)
    Depreciation and amortization                   3,715             1,829             805           1,076                 5
                                             ------------------------------------------------------------------------------------
Adjusted EBITDA*                                    5,892        $    2,588       $   2,191     $     1,142         $     (29)
                                                               ------------------------------------------------------------------
    Adjust for special items                       (1,617)
    Other operating activities, net (1)                85
                                             -----------------
Cash provided by operating activities-GAAP          4,360
    Capital expenditures                           (2,333)
    Dividends paid                                   (343)
    Other investing activities, net                    65
                                             -----------------
Free Cash Flow*                                     1,749
    Discontinued operation                          2,230
    Decrease in debt, net                          (2,342)
    Investments in debt securities                    (91)
    Other financing activities, net                    20
                                             -----------------
Change in cash and equivalents - GAAP             $ 1,566
                                             -----------------



(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

(2) See note 1 of Notes to Press Release Statements.






                                                                   Sprint Corporation
                                                          RECONCILIATIONS OF EARNINGS PER SHARE
                                                            (millions, except per share date)



                                                                    Quarter-to-Date                         Year-to-Date

----------------------------------------------------------   ----------------------------------    -------------------------------
Periods Ended September 30,                                      2004                2003              2004              2003
----------------------------------------------------------   ----------------------------------    -------------------------------
                                                                                 (Restated) (1)                    (Restated) (1)

Earnings (Loss) Applicable to Common Stock                    $   (1,915)        $      (499)       $  (1,463)        $   1,175
Earnings allocated to participating securities                         3                   -                9                 -
Preferred stock dividends paid                                         2                   2                5                 5
----------------------------------------------------------    ----------------------------------    ------------------------------
GAAP Net income (loss)                                            (1,910)               (497)          (1,449)            1,180

Discontinued operation, net                                            -                   1                -            (1,321)
Cumulative effect of change in accounting principle                    -                   -                -              (258)

----------------------------------------------------------    ----------------------------------    ------------------------------
Loss from continuing operations                                   (1,910)               (496)          (1,449)             (399)

Special items (net of taxes)
Restructuring and asset impairments                                2,235                 778            2,312             1,002
MCI settlement                                                         -                   -               (9)                -
Premium on early retirement of debt                                   25                   1               43                13
Shareholder litigation charge                                          -                 (11)               -                21
Executive separations                                                  -                   -                -                22

----------------------------------------------------------    ----------------------------------    ------------------------------
Adjusted income from continuing operations                    $      350         $       272        $     897          $    659
----------------------------------------------------------    ----------------------------------    ------------------------------



GAAP earnings (loss) per share                                $    (1.32)        $     (0.35)       $   (1.02)         $   0.83

Discontinued operation                                                 -                   -                -             (0.93)
Cumulative effect of change in accounting principle                    -                   -                -             (0.18)

----------------------------------------------------------    ----------------------------------    ------------------------------
Earnings (loss) per share from continuing operations               (1.32)              (0.35)           (1.02)            (0.29)
Special items                                                       1.56                0.54             1.64              0.75

----------------------------------------------------------    ----------------------------------    ------------------------------
Adjusted Earnings Per Share (2)                               $     0.24         $      0.19        $    0.62          $   0.46
----------------------------------------------------------    ----------------------------------    ------------------------------



(1) See note 1 of Notes to Press Release Statements.

(2) Earnings per share data may not add due to rounding.




                                                                           Sprint Corporation
                                                                          Selected Information
                                                                               (millions)


                                                                             YTD
Sprint Corporation (Pre Restatement)              2Q04        1Q04          2003       4Q03         3Q03         2Q03       1Q03
--------------------------------------------   ---------    ---------    ---------   ---------    ---------    --------   -------


Operating  expenses                             $   6,162    $  5,993    $ 25,336   $  6,356      $  7,152     $ 6,093    $ 5,735

Operating income (loss)                               707         714         861        325          (438)        370        604

Interest expense                                      310         320       1,374        322           335         351        366

Income (loss) from continuing operations              233         222        (367)        35          (497)         (2)        97

Net income (loss)                                     233         222       1,215         38          (498)          7      1,668

Diluted earnings (loss) per common share (2)         0.16        0.15        0.85       0.03         (0.35)          -       1.18

Adjusted EBITDA*                                    2,032       1,987       7,917      2,025         2,036       2,006      1,850

Adjusted EPS* (2)                                    0.20        0.17        0.63       0.17          0.19        0.17       0.10

Net property, plant and equipment                                          27,276

Total shareholders' equity                                                 13,224



                                                                              YTD
Sprint Corporation (Restated) (1)                 2Q04        1Q04          2003       4Q03          3Q03        2Q03       1Q03
--------------------------------------------   ---------    ---------    ---------   ---------    ---------    --------   -------

Operating  expenses                            $    6,151   $   5,983    $ 25,190   $  6,234      $  7,144     $ 6,085    $ 5,727

Operating income (loss)                               718         724       1,007        447          (430)        378        612

Interest expense                                      316         326       1,401        330           341         358        372

Income (loss) from continuing operations              236         225        (292)       107          (496)         (2)        99

Net income (loss)                                     236         225       1,290        110          (497)          7      1,670

Diluted earnings (loss) per common share (2)         0.16        0.16        0.91       0.08         (0.35)          -       1.18

Adjusted EBITDA*                                    2,032       1,987       7,917      2,025         2,036       2,006      1,850

Adjusted EPS* (2)                                    0.21        0.17        0.64       0.17          0.19        0.17       0.10

Net property, plant and equipment                                          27,101

Total shareholders' equity                                                 13,113




                                                     YTD            YTD
Sprint Corporation (Pre Restatement)                2002            2001
---------------------------------------------    ----------      ----------

Operating  expenses                              $   24,579       $  26,463

Operating income (loss)                               2,100            (901)

Interest expense                                      1,406           1,180

Income (loss) from continuing operations                471          (1,553)

Net income (loss)                                       630          (1,401)

Diluted earnings (loss) per common share (2)           0.44           (1.02)

Adjusted EBITDA*                                      7,414           5,527

Adjusted EPS* (2)                                      0.41           (0.24)

Net property, plant and equipment                    28,745          28,960

Total shareholders' equity                           12,294          12,616


                                                     YTD              YTD
Sprint Corporation (Restated) (1)                   2002             2001
--------------------------------------------     ----------       ----------

Operating  expenses                              $   24,583       $  26,472

Operating income (loss)                               2,096            (910)

Interest expense                                      1,434           1,244

Income (loss) from continuing operations                451          (1,599)

Net income (loss)                                       610          (1,447)

Diluted earnings (loss) per common share (2)           0.43           (1.05)

Adjusted EBITDA*                                      7,388           5,503

Adjusted EPS* (2)                                      0.39           (0.27)

Net property, plant and equipment                    28,565          28,786

Total shareholders' equity                           12,108          12,450


(1)  See note 1 of Notes to Press Release Statements.

(2) On April 23, 2004 Sprint recombined its two tracking stocks. Each share of PCS common stock automatically converted into 0.5 shares of FON common stock. All per share amounts have been restated to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.5). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, ESPP, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.




                                                                            Sprint Corporation
                                                                           Selected Information
                                                                                (millions)

                                                                        YTD
Wireless (Pre Restatement)                    2Q04          1Q04        2003       4Q03         3Q03        2Q03         1Q03
--------------------------------           ----------   ----------   ----------  ---------   ----------  ----------   ---------


Net operating revenues                     $  3,614     $  3,437     $ 12,690    $ 3,307     $ 3,340     $ 3,096        $ 2,947

Operating  expenses
      Costs of services and products          1,733        1,744        6,155      1,558       1,628       1,521          1,448
      Selling, general and administrative       811          768        3,094        877         789         697            731
      Depreciation and amortization             651          654        2,486        633         628         617            608
      Restructuring and asset impairments        12            4          362        352           -           -             10
------------------------------------------------------------------------------   -------------------------------------------------
         Total operating expenses             3,207        3,170       12,097      3,420       3,045       2,835          2,797
------------------------------------------------------------------------------   -------------------------------------------------

Operating income (loss)                    $    407      $   267        $ 593    $  (113)     $  295      $  261        $   150
                                           ----------------------------------    -------------------------------------------------

Adjusted EBITDA*                           $  1,065      $   925     $  3,469    $   881      $  923      $  897        $   768
                                           ----------------------------------    -------------------------------------------------
Capital expenditures                       $    667      $   412     $  2,150    $   939      $  491      $  533        $   187
                                           ----------------------------------    -------------------------------------------------



                                                                        YTD
Wireless (Restated) (1)                       2Q04         1Q04         2003       4Q03         3Q03        2Q03        1Q03
--------------------------------           ----------   ----------   ---------   ---------   ----------  ----------   ---------

Net operating revenues                     $  3,614     $  3,437     $ 12,690    $ 3,307     $ 3,340     $ 3,096      $ 2,947

Operating  expenses
      Costs of services and products          1,733        1,744        6,155      1,558       1,628       1,521        1,448
      Selling, general and administrative       811          768        3,085        868         789         697          731
      Depreciation and amortization             640          644        2,454        625         620         609          600
      Restructuring and asset impairments        12            4          362        352           -           -           10
------------------------------------------------------------------------------   ------------------------------------------------
         Total operating expenses             3,196        3,160       12,056      3,403       3,037       2,827        2,789
------------------------------------------------------------------------------   ------------------------------------------------

Operating income (loss)                    $    418     $    277     $    634    $   (96)     $  303     $   269       $  158
                                           -----------------------------------   ------------------------------------------------

Adjusted EBITDA*                           $  1,065     $    925     $  3,469    $   881      $  923     $   897       $  768
                                           ----------------------------------    ------------------------------------------------

Capital expenditures                       $    661     $    406     $  2,123    $   931      $  485     $   526       $  181
                                           ----------------------------------    ------------------------------------------------


(1)  See note 1 of Notes to Press Release Statements.




                                                                          Sprint Corporation
                                                                         Selected Information
                                                                              (millions)

                                                                        YTD
Local (Pre Restatement)                       2Q04         1Q04         2003       4Q03        3Q03        2Q03         1Q03
--------------------------------           ----------   ----------   ----------  ---------   ----------  ----------   ---------


Net operating revenues                     $ 1,510      $ 1,506      $ 6,130     $ 1,545     $ 1,527     $ 1,526      $ 1,532

Operating  expenses
      Costs of services and products           462          451        1,943         476         491         489          487
      Selling, general and administrative      329          327        1,278         343         304         313          318
      Depreciation and amortization            271          268        1,081         276         269         271          265
      Restructuring and asset impairments        3           14           24          24           -           -            -
------------------------------------------------------------------------------   ------------------------------------------------
         Total operating expenses            1,065        1,060        4,326       1,119       1,064       1,073        1,070
------------------------------------------------------------------------------   ------------------------------------------------

Operating income                           $   445      $   446      $ 1,804     $   426       $ 463       $ 453       $  462
                                           -----------------------------------   ------------------------------------------------

Adjusted EBITDA*                           $   718      $   728      $ 2,940     $   749       $ 732       $ 732       $  727
                                           -----------------------------------   ------------------------------------------------



                                                                        YTD
Local (Restated) (1)                          2Q04        1Q04          2003       4Q03        3Q03        2Q03          1Q03
--------------------------------           ----------   ----------   ----------  ---------   ----------  ----------   ---------

Net operating revenues                     $ 1,510      $ 1,506      $ 6,130     $ 1,545     $ 1,527     $ 1,526      $ 1,532

Operating  expenses
      Costs of services and products           462          451        1,943         476         491         489          487
      Selling, general and administrative      329          327        1,220         285         304         313          318
      Depreciation and amortization            271          268        1,081         276         269         271          265
      Restructuring and asset impairments        3           14           24          24          -            -            -
------------------------------------------------------------------------------   ------------------------------------------------
         Total operating expenses            1,065        1,060        4,268       1,061       1,064       1,073        1,070
------------------------------------------------------------------------------   ------------------------------------------------

Operating income                           $   445       $  446      $ 1,862      $  484      $  463      $  453       $  462
                                           -----------------------------------   ------------------------------------------------

Adjusted EBITDA*                           $   718       $  728      $ 2,940      $  749      $  732      $  732       $  727
                                           ----------------------------------    ------------------------------------------------


(1)  See note 1 of Notes to Press Release Statements.




                                                                            Sprint Corporation
                                                                           Selected Information
                                                                                (millions)


                                                                        YTD
Long Distance (Pre Restatement)               2Q04         1Q04         2003       4Q03         3Q03        2Q03        1Q03
--------------------------------           ----------   ----------   ----------  ---------   ----------  ----------   ---------

Net operating revenues                     $ 1,873      $ 1,912      $ 8,005     $ 1,977     $ 1,977     $ 2,005      $ 2,046

Operating  expenses
      Costs of services and products         1,095        1,053        4,252       1,021       1,061       1,064        1,106
      Selling, general and administrative      515          516        2,245         581         526         563          575
      Depreciation and amortization            321          320        1,432         356         352         363          361
      Restructuring and asset impairments       81           12        1,564          (7)      1,223         348            -
-------------------------------------------------------------------------------  ------------------------------------------------
         Total operating expenses            2,012        1,901        9,493       1,951       3,162       2,338        2,042
-------------------------------------------------------------------------------  ------------------------------------------------

Operating income (loss)                    $  (139)      $   11      $(1,488)     $   26     $(1,185)     $ (333)      $    4
                                           ----------------------------------    ------------------------------------------------

Adjusted EBITDA*                           $   255       $  343      $ 1,548      $  406     $   390      $  387       $  365
                                           ----------------------------------    ------------------------------------------------




                                                                        YTD
Long Distance (Restated) (1)                  2Q04        1Q04          2003       4Q03        3Q03        2Q03         1Q03
--------------------------------           ----------   ----------   ----------  ---------   ----------  ----------   ---------

Net operating revenues                     $ 1,873      $ 1,912      $ 8,005     $ 1,977     $ 1,977     $ 2,005      $ 2,046

Operating  expenses
      Costs of services and products         1,095        1,053        4,252       1,021       1,061       1,064        1,106
      Selling, general and administrative      515          516        2,199         535         526         563          575
      Depreciation and amortization            321          320        1,432         356         352         363          361
      Restructuring and asset impairments       81           12        1,564          (7)      1,223         348            -
-----------------------------------------------------------------------------    ------------------------------------------------
         Total operating expenses            2,012        1,901        9,447       1,905       3,162       2,338        2,042
-----------------------------------------------------------------------------    ------------------------------------------------

Operating income (loss)                    $  (139)     $    11     $ (1,442)     $   72     $(1,185)     $ (333)      $    4
                                           ----------------------------------    ------------------------------------------------

Adjusted EBITDA*                           $   255      $   343      $ 1,548      $  406     $   390      $  387       $  365
                                           ----------------------------------    ------------------------------------------------


(1)  See note 1 of Notes to Press Release Statements




                                                   Sprint Corporation
                                             WIRELESS OPERATING STATISTICS



---------------------------------------------------------------------------------------------------------------------------------
                                                                 1Q04              2Q04           3Q04      4Q04        YTD 2004
---------------------------------------------------------------------------------------------------------------------------------
                                                            (Restated) (1)      (Restated) (1)

Financial Statistics (millions)

   Net operating revenue                                        $ 3,437         $ 3,614         $ 3,760                 $ 10,811

     Service revenues                                           $ 2,939         $ 3,102         $ 3,244                 $ 9,285

     Wholesale, affiliate and other revenues                    $   121         $   124         $   166                 $   411

     Equipment revenues                                         $   377         $   388         $   350                 $ 1,115

   Equipment costs                                              $   722         $   674         $   662                 $ 2,058

   Operating income (loss)                                      $   277         $   418         $   451                 $ 1,146

   Adjusted EBITDA                                              $   925         $ 1,065         $ 1,084                 $ 3,074

   Capital expenditures                                         $   406         $   661         $   603                 $ 1,670

   Adjusted EBITDA less capital expenditures                    $   519         $   404         $   481                 $ 1,404

   Bad debt % of net operating revenues                             1.1%            1.3%            1.7%                    1.4%


Subscriber Additions

   Direct net adds before subscriber acquisition                414,000         505,000          429,000              1,348,000
   Subscriber acquisition from affiliate                              -          91,000                                  91,000
                                                          ------------------------------------------------------------------------
   Direct net adds                                              414,000         596,000          429,000              1,439,000


   Affiliate net adds before subcriber sale                     138,000          93,000          101,000                332,000
   Subscriber sale to Sprint                                          -         (91,000)                                (91,000)
                                                          ------------------------------------------------------------------------
   Affiliate net adds                                           138,000           2,000          101,000                241,000

   Reseller net adds                                            420,000         299,000          422,000              1,141,000

   Net gross adds (excluding deactivations within 30 days) (M)     1.80            1.67             1.79                   5.26

      % of gross adds sold through direct retail                     51%             52%              51%

      % of direct retail base that upgraded phones                    7%              7%               7%
        in the quarter

Other Wireless Statistics (approximate)

   Average revenue per user                                     $    61         $    62           $   63               $     62

   Subscriber churn                                                 2.9%            2.3%             2.7%                   2.6%

   Average monthly subscriber usage (hours)                          15              16               17

   Total minutes provided (billions)                                 45              51               53                    149

   Number of cell sites on air                                   21,800          22,700           23,600

   Number of carriers on air                                     39,500          40,700           42,400

 Sprint PCS covered POPs (M) (2)                                    191             197              197

 Sprint PCS and affiliate covered POPs (M) (2)                      246             251              251


Vision/Wireless Web/Data/3G

Total Vision subscribers (approximate) (M)                          4.2             5.0              5.6

Vision % of gross adds                                               55%             55%              55%

Total Vision and Wireless Web subscribers (M)                       6.2             6.9              7.3

Data ARPU                                                       $     4         $     4           $    5

% of direct retail subscriber base with Vision handsets              48%             57%              64%


Marketing and Distribution

Total number of subscribers on Sprint PCS network (thousands)    21,329          22,226           23,178

    Total direct subscribers                                     16,281          16,877           17,306

    Total affiliate subscribers                                   3,017           3,019            3,120

    Total wholesale/reseller subscribers                          2,031           2,330            2,752

Number of PCS stores and kiosks                                     660             715              775

Total number of distribution points                              17,400          16,700           17,200

(M) - in millions


     (1)  See note 1 of Notes to Press Release Statements.

     (2)  Beginning with the 2004 second quarter, covered POPs reflect updated census data

     This information should be reviewed in connection with Sprint's consolidated financial statements.




                                                                          Sprint Corporation
                                                                         OPERATING STATISTICS

---------------------------------------------------------------------------------------------------------------------------------
                                                                  1Q04            2Q04           3Q04       4Q04     YTD 2004
---------------------------------------------------------------------------------------------------------------------------------
Local

      Financial Statistics (millions)

      Total Local Division net operating revenues               $   1,506       $   1,510       $  1,496              $   4,512

      Voice net operating revenue                               $   1,147       $   1,136       $  1,105              $   3,388

      Data net operating revenue                                $     195       $     205       $    214              $     614

      Other net operating revenue                               $     164       $     169       $    177              $     510

      Operating income                                          $     446       $     445       $    411              $   1,302

      Adjusted EBITDA*                                          $     728       $     718       $    686              $   2,132

      Capital expenditures                                      $     209       $     247       $    257              $     713

      Adjusted EBITDA less capital expenditures                 $     519       $     471       $    429              $   1,419

      Other Statistics

      Total access lines (thousands)                                7,876           7,780         7,718

         Residential access lines                                   5,507           5,430         5,376

         Business access lines                                      2,142           2,132         2,119

         Wholesale access lines                                       227             218           223

      YOY Access line decline                                        -2.2%           -2.4%         -2.7%

      Percentage of Sprint local access lines
        with Sprint long distance service                              51%             52%           54%

         - Residential                                                 53%             54%           56%

         - Business                                                    45%             46%           47%

      Access minutes of use (thousands)                             8,459           7,851         7,889                   24,199

      Long distance minutes of use (thousands)                        990           1,105         1,257                    3,352

      Strategic product penetration - residential                      67%             68%           69%

      DSL lines in service (thousands)                                349             383           432

         - Residential                                                274             299           340

         - Business                                                    75              84            92

      DSL capable lines (thousands)                                 4,910           5,005         5,186

Long Distance

      Financial Statistics (millions)

      Total Long Distance net operating revenues                $   1,912       $   1,873      $  1,808                $   5,593

      Voice net operating revenue                               $   1,186       $   1,164      $  1,131                $   3,481

      Data net operating revenue                                $     452       $     438      $    427                $   1,317

      Internet net operating revenue                            $     223       $     214      $    180                $     617

      Other net operating revenue                               $      51       $      57      $     70                $     178

      Operating income (loss)                                   $      11       $    (139)     $ (3,570)               $  (3,698)

      Adjusted EBITDA*                                          $     343       $     255      $    302                $    900

      Capital expenditures                                      $      56       $      64      $     71                $    191

      Adjusted EBITDA less capital expenditures                 $     287       $     191           231                $    709

      Other Statistics

      YOY Long Distance voice volume growth                            9%              13%           14%                     12%


This information should be reviewed in connection with Sprint's consolidated financial statements.
